Exhibit 99.1

Global Headquarters•500 W. Madison•10th Floor•Chicago, IL 60661•U.S.A.

FOR IMMEDIATE RELEASE

Orbitz Worldwide, Inc. Reports Third Quarter and Year to Date 2007 Results

•                  Third quarter gross bookings increased 11 percent to $2.6 billion and year to date gross bookings increased 14 percent to $8.4 billion.

•                  Third quarter net revenue increased 20 percent and year to date net revenue increased 16 percent.

•                  Third quarter net loss of $32 million was driven by a $32 million non-cash valuation allowance on deferred tax assets.

•                  Adjusted EBITDA was $43 million in the third quarter of 2007, up 23 percent from Adjusted EBITDA of $35 million in the third quarter of 2006.

Chicago, IL, November 12, 2007 – Orbitz Worldwide, Inc. (NYSE: OWW) today announced that for the third quarter ended September 30, 2007, net revenue increased 20 percent to $221 million from $184 million for the third quarter of 2006. Year to date, net revenue increased 16 percent over the first nine months of 2006. Orbitz Worldwide reported a net loss in the third quarter of 2007 of $32 million, as compared to a net loss in the third quarter of 2006 of $9 million. Excluding the $32 million non-cash deferred tax valuation allowance that was recorded in the quarter in connection with the initial public offering (IPO), and as required under SFAS No. 109, Accounting for Income Taxes, net income would have been break-even. Year to date, Orbitz Worldwide reported a net loss of $74 million as compared to a net loss of $141 million in the first nine months of 2006.

Adjusted EBITDA for the third quarter of 2007 was $43 million, an increase of 23 percent over Adjusted EBITDA of $35 million for the third quarter of 2006. Year to date Adjusted EBITDA was $107 million, an increase of 32 percent over the first nine months of 2006. Adjusted earnings per share were $0.23 for the third quarter of 2007 and $0.55 for the nine months ended September 30, 2007. The attached Appendix A entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and reconciles these non-GAAP financial measures to the GAAP financial measures that Orbitz Worldwide considers to be the most comparable.

“Our third quarter 2007 financial performance improved sharply over 2006 levels as evidenced by our 23 percent growth in Adjusted EBITDA. Our international businesses and CheapTickets posted particularly strong year over year revenue growth. In the U.K., our new technology platform has been well received by ebookers customers, and we expect it to continue to drive both top-line growth and operating efficiencies.

Our focus is on executing the strategic plan we outlined during the IPO process. To that end, we continue to roll out our new technology platform across our European sites and we will invest in our growing international hotel business as we remain focused on increasing our mix of non-air revenue,” said Steve Barnhart, CEO and president of Orbitz Worldwide.

Third Quarter 2007 Financial Highlights

Gross Bookings and Net Revenue

For the third quarter of 2007, Orbitz Worldwide’s gross bookings increased 11 percent to $2.6 billion versus $2.4 billion for the third quarter of 2006. International gross bookings increased 31 percent (20 percent after adjusting for the impact of foreign exchange), while domestic gross bookings increased 8 percent for the third quarter of 2007 as compared to the third quarter of 2006. The increase in gross bookings was due primarily to a higher volume of air travel and dynamic packaging domestically and strong growth internationally at ebookers, HotelClub and RatesToGo.

Third quarter 2007 net revenue increased 20 percent over third quarter 2006. On a comparable basis, adjusting for purchase accounting impacts in the third quarter of 2006 and the sale of an offline U.K. travel business in the third quarter of 2007, net revenue increased 12 percent.

•                  Air revenue. Air revenue was $92 million for the third quarter of 2007, up from $85 million, or 8 percent, in the third quarter of 2006. Higher volume globally drove this year-over-year increase. On a comparable basis, air revenue increased 14 percent for the third quarter of 2007 as compared to the third quarter of 2006.

•                  Non-air and other revenue. Non-air and other revenue was $129 million for the third quarter of 2007, up from $99 million, or 30 percent, in the third quarter of 2006. This increase was due primarily to a shift to merchant bookings from retail bookings, higher domestic Average Daily Rates for hotel, growth in dynamic packaging and international hotel bookings, and higher revenue from travel insurance. On a comparable basis, non-air and other revenue increased 10 percent for the third quarter of 2007 as compared to the third quarter of 2006.

Additional operating metrics used by management to evaluate the results of Orbitz Worldwide are attached to this press release in Appendix B.

Expenses

Orbitz Worldwide’s cost of revenue was $36 million in the third quarter of 2007 and $116 million for the first nine months of 2007. Cost of revenue increased over prior year levels primarily because of higher global transaction volume, including higher dynamic packaging and merchant hotel bookings.

Selling, General and Administrative (SG&A) expenses increased 5% to $149 million for the third quarter of 2007 compared to SG&A expenses of $142 million in the third quarter of 2006. Third quarter marketing expenses increased 11 percent year over year, to $78 million. Compared to the third quarter of 2006, Orbitz Worldwide incurred higher consulting costs, accounting fees and travel expenses in the third quarter of 2007 in connection with both its IPO and roll out of the new technology platform. These increases were partially offset by lower wages, benefits and U.K. and U.S. facilities costs.

Adjusted EBITDA

Adjusted EBITDA was $43 million in the third quarter of 2007, as compared to Adjusted EBITDA for the third quarter of 2006 of $35 million, an increase of 23 percent. On a nine month basis, Adjusted EBITDA increased 32 percent to $107 million in 2007 from $81 million in 2006.

Interest and Taxes

Orbitz Worldwide incurred interest expense of $19 million in the third quarter of 2007, as compared to interest expense of $7 million in the third quarter of 2006. This increase primarily reflects the impact of the new $600 million term loan the company entered into in conjunction with the IPO in late July 2007.

In connection with the IPO and in accordance with SFAS No. 109, Orbitz Worldwide recognized a $32 million non-cash valuation allowance against a deferred tax asset related to ebookers’ U.K. operations. Prior to the IPO, ebookers had the ability to realize these losses through offsetting taxable income of other Travelport subsidiaries and affiliates in the U.K., and therefore this deferred tax asset had been included in the combined financial statements of Orbitz Worldwide on that basis. As a result of the IPO, ebookers’ U.K. tax losses could no longer be consolidated with other Travelport subsidiaries, which resulted in a $32 million non-cash charge in the third quarter of 2007.

Cash Flow

Orbitz Worldwide generated cash flow from operations of $112 million for the nine months ended September 30, 2007 compared to $154 million for the nine months ended September 30, 2006. This $42 million decrease in year to date 2007 operating cash flow is primarily attributed to: $52 million of cash interest payments made in the third quarter of 2007, of which $43 million was payable under the company’s $860 million intercompany loan that was repaid in connection with the IPO and $9 million was payable under the company’s $600 million term loan (the company had no outstanding debt in 2006); the delayed receipt of $11 million in receivables in the third quarter 2007 at one of the company’s international subsidiaries; and approximately $3 million of incremental public company costs incurred in the third quarter of 2007, which were not incurred in 2006. The combined impact of these factors more than offset the normal increase in operating cash flow expected due to the growth of the business. Orbitz Worldwide expects to receive the $11 million in receivables in the fourth quarter of 2007.

Other Highlights

•                  Orbitz Worldwide migrated its ebookers U.K. operations onto a new IT platform in July 2007. Ireland is on schedule to begin migration by year-end 2007. The complete migration of all 13 of the ebookers websites is expected by the end of 2008. In conjunction with this initial migration, hotel inventory available through ebookers in the U.K. has nearly tripled. As a result of both broader inventory and improved functionality, overall hotel growth rates have increased significantly at ebookers in the U.K. since the site launch.

•                  Orbitz Worldwide consolidated its corporate travel solutions group into a single brand, Orbitz for Business, which will provide efficiencies in marketing and greater brand recognition. In addition, Orbitz Worldwide signed new corporate accounts, including the University of California and its nine campus collegiate organization which have approximately 40,000 business travelers.

•                  Orbitz.com and CheapTickets.com became Virgin America’s first online distribution partners as Virgin America launched their U.S. service in July 2007.

•                  Orbitz Worldwide beta launched OrbitzTLC Traveler Update, which enables travelers to post updates on the status of local travel conditions, including security wait times and traffic, via PDA or text messaging for more than 40 airports across the United States. The microsite is enhanced by data from the Transportation Security Administration, local airport parking and traffic, plus weather updates.

Quarterly Conference Call

Orbitz Worldwide will host a conference call to discuss its third quarter results at 5:00 p.m. ET (4:00 p.m. CT) today, which can be accessed by dialing 1-888-928-9510 (1-210-234-0007 outside the United States) (Passcode:  OWW Earnings). A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at http://orbitz-ir.com. In addition, an audio replay of the conference call will be available for a period of 30 days by calling 1- 800-239-4499 (1-402-220-9696 outside the United States) and an archive of the webcast can be accessed through the Orbitz Worldwide Investor Relations website for a period of 30 days.

About Orbitz Worldwide

Orbitz Worldwide, Inc. is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products. Orbitz Worldwide, Inc. owns and operates a portfolio of consumer brands that includes Orbitz (www.orbitz.com), CheapTickets (www.cheaptickets.com), ebookers (www.ebookers.com), HotelClub (www.hotelclub.com), RatesToGo (www.ratestogo.com), the Away Network (www.away.com) and the corporate travel brand Orbitz for Business.

Forward-Looking Statements

This press release and its attachments contain forward-looking statements that involve risks, uncertainties and other factors concerning among other things, Orbitz Worldwide’s (the “Company”) expected financial performance and its strategic operational plans. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; future acquisition opportunities and the Company’s ability to successfully integrate acquired businesses and realize their anticipated benefits; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Prospectus dated July 19, 2007, which is on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, which will be filed with the SEC in the fourth quarter of 2007. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of November 12, 2007 and unless required by law, Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

About Basis of Presentation

The unaudited interim condensed consolidated financial statements included in this press release have been carved out of the historical financial statements of Cendant Corporation (“Cendant”) for the period prior to Travelport’s acquisition of the travel related businesses of Cendant on August 23, 2006 (the “Blackstone Acquisition”) and the historical financial statements of Travelport for the period subsequent to the Blackstone Acquisition. In connection with the Blackstone Acquisition, the carrying values of the Company’s assets and liabilities were revised to reflect their fair values as of August 23, 2006, based upon an allocation of the overall purchase price of Travelport to the underlying net assets of the various Travelport affiliates acquired. The accompanying unaudited interim condensed consolidated financial statements present separately the financial position, results of operations and cash flows for Orbitz Worldwide on a “Successor” basis (reflecting the Company’s ownership by Travelport) and “Predecessor” basis (reflecting the Company’s ownership by Cendant). The financial information of the Company has been separated by a vertical line on the face of the financial statements to identify these different bases of accounting.

Prior to an intercompany restructuring that was completed on July 18, 2007 (the “Reorganization”), the Company’s businesses were operated by Cendant and Travelport as a part of their broader corporate organizations, rather than as a separate consolidated entity. Prior to the Reorganization, there was no single capital structure upon which to calculate historical earnings (loss) per share information for the Orbitz Worldwide businesses. Accordingly, earnings (loss) per share information have not been presented for historical periods prior to the Reorganization.

The discussion and analysis of the Company’s results of operations and financial condition in this press release cover periods both prior to and subsequent to the Blackstone Acquisition. The results are discussed on a combined basis throughout this release.  The discussion and analysis of historical periods prior to August 23, 2006 does not reflect the impact that the Blackstone Acquisition had on the Company’s results, including the effect of purchase accounting adjustments. Therefore, the combined results of the Successor and the Predecessor for the periods in 2006 are not necessarily comparable. The presentation of the results for the three and nine months ended September 30, 2006 on a combined basis does not comply with U.S. generally-accepted accounting principles (“GAAP”); however, the Company believes that this provides useful information to assess the relative performance of the Company’s businesses in the periods presented in the financial statements on an ongoing basis. The captions included within the Company’s statements of operations that are materially impacted by this change in basis of accounting include net revenue, depreciation and amortization and impairment of goodwill and intangible assets.

About Non-GAAP Financial Measures

This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Further information regarding the non-GAAP financial measures included in this press release are contained in Appendix A attached to this press release.

Media Contact:	Investor Contacts:
Brian Hoyt	Marsha Williams	Frank Petito
312.894.6890	312.260.2415	312.894.4830
bhoyt@orbitz.com	marsha.williams@orbitz.com	fpetito@orbitz.com

###

ORBITZ WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in millions, except share and per share data)

	Period from		Three Months				Nine Months
	July 1, 2006 to	Period from	Ended	Three Months	Period from	Period from	Ended
	August 22,	August 23, 2006 to	September 30,	Ended September	January 1, 2006 to	August 23, 2006 to	September 30,	Nine Months Ended
	2006	September 30, 2006	2006	30, 2007	August 22, 2006	September 30, 2006	2006	September 30, 2007
	Predecessor	Successor	Combined	Successor	Predecessor	Successor	Combined	Successor

Net Revenue	$121	$63	$184	$221	$510	$63	$573	$662
Cost and Expenses
Cost of Revenue	17	13	30	36	75	13	88	116
Selling, General, and Administrative	82	60	142	149	379	60	439	477
Depreciation and Amortization	8	6	14	17	37	6	43	42
Impairment of Intangible Assets	—	—	—	—	122	—	122	—
Total Operating Expenses	107	79	186	202	613	79	692	635

Operating Income (Loss)	14	(16)	(2)	19	(103)	(16)	(119)	27
Interest Expense, Net	3	4	7	19	18	4	22	66
Other Income, Net	1	—	1	—	1	—	1	—
Income (Loss) before Income Taxes	12	(20)	(8)	—	(120)	(20)	(140)	(39)
Provision for Income Taxes	1	—	1	32	1	—	1	35
Net Income (Loss)	$11	$(20)	$(9)	$(32)	$(121)	$(20)	$(141)	$(74)

Period from
July 18, 2007 to
September 30, 2007
Net Loss	$(31)

Net Loss Per Share - Basic and Diluted:
Net Loss Per Share	$(0.38)
Weighted Average Shares Outstanding	79,807,770

ORBITZ WORLDWIDE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in millions, except share data)

	December 31, 2006	September 30, 2007
Assets
Current assets:
Cash and cash equivalents	$28	$58
Accounts receivable (net of allowance for doubtful accounts of $3 and $3, respectively)	51	67
Prepaid expenses	10	19
Security deposits	7	8
Other current assets	8	12
Total current assets	104	164
Property and equipment, net	166	182
Goodwill	1,190	1,190
Trademarks and trade names	311	314
Other intangible assets, net	88	73
Due from related parties	100	—
Deferred income taxes	62	19
Other non-current assets	40	44
Total Assets	$2,061	$1,986

Liabilities and Invested Equity/Shareholders’ Equity
Current liabilities:
Accounts payable	$123	$134
Accrued expenses	234	261
Deferred income	25	39
Term loan, current portion	—	6
Other current liabilities	5	2
Total current liabilities	387	442
Due to related parties	205	1
Term loan, net of current portion	—	594
Tax sharing liability	126	130
Unfavorable contracts	45	17
Other non-current liabilities	31	40
Total Liabilities	794	1,224

Commitments and contingencies

Minority interest	—	12

Invested Equity/Shareholders’ Equity:
Travelport net investment	1,265	—
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 0 and 83,027,963 shares issued and outstanding, respectively	—	1
Additional paid in capital	—	890
Accumulated deficit	—	(140)
Accumulated other comprehensive income (loss)	2	(1)
Total Invested Equity/Shareholders’ Equity	1,267	750
Total Liabilities and Invested Equity/Shareholders’ Equity	$2,061	$1,986

ORBITZ WORLDWIDE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in millions)

	Period from	Period from	Nine	Nine
	January 1, 2006 to	August 23, 2006 to	Months Ended	Months Ended
	August 22, 2006	September 30, 2006	September 30, 2006	September 30, 2007
	Predecessor	Successor	Combined	Successor
Operating activities:
Net (loss)	$(121)	$(20)	$(141)	$(74)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	37	6	43	42
Non-cash revenue	(8)	(3)	(11)	(7)
Impairment of goodwill and intangible assets	122	—	122	—
Interest expense	18	4	22	14
Deferred income taxes	(16)	1	(15)	34
Stock compensation	4	1	5	4
Provision for bad debts	1	—	1	3
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(7)	6	(1)	(20)
Deferred income	15	15	30	12
Accounts payable, accrued expenses and other current liabilities	119	17	136	119
Other	(38)	1	(37)	(15)
Net cash provided by operating activities	126	28	154	112
Investing activities:
Property and equipment additions	(55)	(7)	(62)	(36)
Proceeds from sale of business, net of cash assumed by buyer	—	—	—	(31)
Investments	1	—	1	—
Net cash (used in) investing activities	(54)	(7)	(61)	(67)
Financing activities:
Proceeds from initial public offering, net of offering costs	—	—	—	477
Proceeds from issuance of debt, net of issuance costs	—	—	—	595
Repayment of note payable to Travelport	—	—	—	(860)
Dividend to Travelport	—	—	—	(109)
Payment for settlement of intercompany balances with Travelport	—	—	—	(23)
Capital contributions from Travelport	—	—	—	25
Capital lease and debt payments	(3)	—	(3)	(1)
Advances to Travelport	(36)	(2)	(38)	(122)
Payment for settlement of tax sharing liability	(31)	—	(31)	—
Net cash (used in) financing activities	(70)	(2)	(72)	(18)
Effects of changes in exchange rates on cash and cash equivalents	1	(6)	(5)	3
Net increase in cash and cash equivalents	3	13	16	30
Cash and cash equivalents at beginning of period	33	36	33	28
Cash and cash equivalents at end of period	$36	$49	$49	$58
Supplemental Disclosure of Cash Flow Information:
Income tax payments, net	$6	$—	$6	$8
Interest payments, net of capitalized interest of $0, $0, $0 and $3 million, respectively	$4	$—	$4	$49
Non-cash Financing Activity:
Capital expenditures incurred not yet paid	$3	$4	$4	$2
Non-cash capital contributions and distributions to Travelport	$—	$—	$—	$(814)
Non-cash forgiveness of receivable from Cendant	$(67)	$—	$(67)	$—
Non-cash use of tax benefits by Cendant	$10	$—	$10	$—

Appendix A

Non-GAAP Financial Measures

EBITDA is a performance measure used by management that is defined as net loss plus: interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.

EBITDA and adjusted EBITDA, as presented on a combined basis for the three and nine months ended September 30, 2006 and September 30, 2007, are not defined under U.S. generally-accepted accounting principles, and do not purport to be an alternative to net loss as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.

Orbitz Worldwide uses and believes investors benefit from the presentation of EBITDA and adjusted EBITDA in evaluating its operating performance because they provide the Company and its investors with an additional tool to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. Orbitz Worldwide believes that EBITDA and adjusted EBITDA are useful to investors and other external users of the Company’s financial statements in evaluating the Company’s operating performance and cash flow because:

•                  EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

•                  Investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation, all of which vary widely from company to company and impact comparability.

Orbitz Worldwide’s management uses adjusted EBITDA:

•                  As a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

•                  As a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

•                  As a performance evaluation metric off which to base executive and employee incentive compensation programs.

Adjusted Net Income is a performance measure used by management and is defined as net loss plus:

(1)                      Goodwill and intangible asset impairment charges

(2)                      One-time charges

(3)                      Stock-based compensation expense

(4)                      Amortization expense on intangible assets

(5)                      Public company costs

(6)                      Non-cash interest expense on the tax sharing agreement

(7)                      Non-cash taxes

This measure captures all income statement items that have been, or ultimately will be, settled in cash.

Adjusted Net Income is useful to investors because it represents the Company’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of the Company’s business.

Adjusted Earnings Per Share (“EPS”) is also used by management to measure performance and is defined as Adjusted Net Income divided by weighted average diluted shares outstanding for purposes of Adjusted EPS. The weighted average common shares outstanding used in the calculation of diluted adjusted earnings (loss) per share for periods prior to the IPO represent the total shares of common stock outstanding immediately following the IPO, excluding restricted stock units, restricted stock and stock options issued to employees in connection with the IPO. The weighted average common shares outstanding used in the calculation of diluted adjusted earnings per share for periods following the IPO include the dilutive impact of restricted stock units, restricted stock and stock options issued to employees in connection with the IPO. This differs from the weighted average diluted shares outstanding used for purposes of calculating GAAP Earnings Per Share.

Adjusted Net Income and Adjusted EPS are not defined under GAAP and do not purport to be an alternative to net income or EPS as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, the accompanying reconciliation of Adjusted Net Income and Adjusted EPS may not be comparable to other similarly-titled measures used by other companies.

Orbitz Worldwide uses, and believes investors benefit from, the presentation of Adjusted Net Income and Adjusted EPS because it provides the Company and its investors with an additional tool to compare the Company’s operating performance on a consistent basis by excluding the impact of certain non-cash expenses or non-recurring items that are not directly attributed to the Company’s core operations.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007
(in millions)	Combined	Successor	Combined	Successor

Net loss	$(9)	$(32)	$(141)	$(74)
Interest expense	7	19	22	66
Provision for income taxes	1	32	1	35
Depreciation and amortization	14	17	43	42
EBITDA	$13	$36	$(75)	$69

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007
(in millions)	Combined	Successor	Combined	Successor

EBITDA	$13	$36	$(75)	$69
Goodwill and intangible impairment expense (a)	—	—	122	—
Purchase accounting adjustments (b)	21	—	21	6
Corporate allocations and other direct corporate costs (c)	4	1	11	7
Global platform expense (d)	1	3	3	7
Stock-based compensation expense (e)	1	1	4	4
Restructuring and moving expenses (f)	—	1	9	1
Travelport corporate solutions adjustments (g)	(1)	—	(3)	—
Public company costs (h)	(4)	(1)	(11)	(8)
Professional services fees (i)	—	1	—	7
Contract exit costs (j)	—	—	—	13
Adjustment to tax sharing liability (k)	—	1	—	1
Adjusted EBITDA (l)	$35	$43	$81	$107

The following table provides a reconciliation of net loss to Adjusted Net Income and Adjusted EPS:

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007
(in millions)	Combined	Successor	Combined	Successor

Net loss	$(9)	$(32)	$(141)	$(74)
Goodwill and intangible impairment expense (a)	—	—	122	—
Purchase accounting adjustments (b)	21	—	21	6
Corporate allocations and other direct corporate costs (c)	4	1	11	7
Global platform expense (d)	1	3	3	7
Stock-based compensation expense (e)	1	1	4	4
Restructuring and moving expenses (f)	—	1	9	1
Travelport corporate solutions adjustments (g)	(1)	—	(3)	—
Public company costs (h)	(4)	(1)	(11)	(8)
Professional services fees (i)	—	1	—	7
Contract exit costs (j)	—	—	—	13
Adjustment to tax sharing liability (k)	—	1	—	1
Amortization on intangibles (m)	3	5	6	15
Interest on debt (n)	(10)	3	(29)	20
Interest on cash (o)	1	—	3	2
Interest on tax sharing agreement (p)	5	5	16	11
Adjustment to tax (q)	(3)	32	(17)	34

Adjusted net income (loss)	$9	$20	$(6)	$46

Weighted average common shares outstanding for basic adjusted earnings per share	82,912,526	82,969,066	82,912,526	82,933,855
Dilutive restricted stock units and restricted stock	—	157,869	—	53,201
Weighted average common shares outstanding for diluted adjusted earnings per share	82,912,526	83,126,935	82,912,526	82,987,056

Adjusted earnings (loss) per share (r) (s)	$0.11	$0.23	$(0.08)	$0.55

(a)          Represents the charge recorded for impairment of goodwill and intangible assets. The impairment is primarily related to a decline in ebookers’ fair value relative to its carrying value, which was the result of poor operating performance occurring after the asset was acquired by Cendant.

(b)         Represents the purchase accounting adjustments made at the time of the Blackstone Acquisition in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in revenue and operating income for the period from August 23, 2006 to September 30, 2006 and the three and nine months ended September 30, 2007.

(c)          Represents corporate allocations and direct costs for services performed on the Company’s behalf by Cendant or Travelport through the date of the Company’s initial public offering (“IPO”). Following the IPO, the Company now performs these services with either internal or external resources, although continues to utilize Travelport for certain services under a transition services agreement. Refer to footnote (h) below for a discussion of the Company’s estimate of costs it would have incurred had it been operating as a public company for all of the periods presented above.

(d)         Represents costs associated with operating two technology platforms simultaneously as the Company invests in its global technology platform. These development and duplicative technology expenses are expected to cease in 2008 following the migration of certain of the Company’s operations to the global technology platform.

(e)          Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted as a private company.

(f)            Represents non-recurring costs incurred as part of the Company’s separation from Cendant due to the Blackstone Acquisition and the costs of relocating the Company’s corporate offices.

(g)         Represents the difference in the historical amounts earned from Galileo by the Company’s corporate travel solutions business and the amount that would have been earned under the Company’s new arrangement with Galileo if such arrangement had been in place as of the beginning of the period presented.

(h)         Certain corporate costs were previously incurred on the Company’s behalf by Cendant or Travelport. This adjustment represents the Company’s estimate of costs it would have expected to incur for certain headquarters and public company costs had it been operating as a public company for all of the periods presented above, including costs for services which were previously provided by Travelport or Cendant and adjusted for in footnote (c) above. These costs include tax, treasury, internal audit, board of directors’ costs, and similar items. Also included are costs for directors and officers insurance, audit, investor relations and other public company costs. The amount shown for the three months ended September 30, 2007 includes the Company’s estimate of such costs for the first 18 days of the third quarter of 2007.

(i)             Represents one-time accounting and consulting services primarily associated with the IPO and post-IPO transition period.

(j)             Represents costs to exit an online marketing services agreement.

(k)          Represents an adjustment recorded to properly reflect the fair value of the tax sharing liability following the re-negotiation of the Worldspan contract.

(l)             Includes EBITDA of Tecnovate, an Indian services organization that the Company sold on July 5, 2007, of $1 million and almost nil for the three months ended September 30, 2006 and 2007, respectively, and $3 million and $2 million for the nine months ended September 30, 2006 and 2007, respectively. Also includes EBITDA of Travelbag (an offline U.K. travel business) that the Company sold on July 16, 2007, of $3 million and almost nil for the three months ended September 30, 2006 and 2007, respectively, and $1 million and $(2) million for the nine months ended September 30, 2006 and 2007, respectively. Travelbag had net revenues of $8 million and $2 million and gross bookings of $63 million and $12 million for the three months ended September 30, 2006 and 2007, respectively. Net revenues for Travelbag for the nine months ended September 30, 2006 and 2007 were $21 million and $15 million, respectively, and gross bookings were $178 million and $136 million for these same periods. Includes air revenue of Travelbag of $5 million and $1 million for the three months ended September 30, 2006 and 2007, respectively, and $12 million and $8 million for the nine months ended September 30, 2006 and 2007, respectively.  Includes non-air and other revenue of Travelbag of $3 million and $1 million for the three months ended September 30, 2006 and 2007, respectively, and $9 million and $7 million for the nine months ended September 30, 2006 and 2007, respectively.

(m)       Represents the non-cash amortization of intangible assets during the period.

(n)         Represents the net impact on interest expense from the replacement of the intercompany trade payables to Travelport with the issuance of $600 million in concurrent debt financing from the IPO, as if it had been in place at January 1, 2006.

(o)         Represents interest earned on $75 million of cash received from the IPO and assumes that this cash was outstanding as of January 1, 2006 and earned interest at a rate of 5%.

(p)         Represents the non-cash interest expense associated with the Orbitz Worldwide tax sharing agreement.

(q)         Represents the cash impact of taxes on adjusted net income. This amount is calculated as the current portion of the tax provision less the book tax of the Company plus payments made to the founding airlines as part of the tax sharing agreement.

(r)            Adjusted earnings (loss) per share may not recalculate based on adjusted net earnings (loss) shown in the table above due to rounding.

(s)          The weighted average common shares outstanding used in the calculation of diluted adjusted earnings (loss) per share for periods prior to the IPO represent the total shares of common stock outstanding immediately following the IPO, excluding restricted stock units, restricted stock and stock options issued to employees in connection with the IPO. The weighted average common shares outstanding used in the calculation of diluted adjusted earnings per share for periods following the IPO include the dilutive impact of restricted stock units, restricted stock and stock options issued to employees in connection with the IPO.

Appendix B

Summary of Selected Operating Metrics (Unaudited)

	Three Months Ended			Nine Months Ended
($ in millions)	Sept. 30, 2006	Sept. 30, 2007	% Change	Sept. 30, 2006	Sept. 30, 2007	% Change

Gross Bookings(a)	$2,368	$2,625	11%	$7,420	$8,435	14%
Air	1,711	1,913	12%	5,465	6,204	14%
Non-Air + Other	657	712	8%	1,955	2,231	14%

Domestic	2,091	2,262	8%	6,635	7,389	11%
International	277	363	31%	785	1,046	33%

Net Revenue(b)	184	221	20%	573	662	16%
Air	85	92	8%	270	294	9%
Non-Air + Other	99	129	30%	303	368	21%

Domestic	151	175	16%	465	526	13%
International	33	46	39%	108	136	26%

Net Loss	(9)	(32)	256%	(141)	(74)	(48)%

EBITDA	13	36	177%	(75)	69	(192)%
Adjustments	22	7	**	156	38	**
Adjusted EBITDA	35	43	23%	81	107	32%

** Not meaningful

(a)          Excludes gross bookings for an offline U.K. travel business (see Note L in Adjusted Net Income table).

(b)         Purchase accounting adjustments recorded in the three months ended September 30, 2006 accounted for $21 million of the increase in net revenue from the three months ended September 30, 2006 to the three months ended September 30, 2007. Excluding the impact of purchase accounting adjustments, net revenue of our non-air and other business increased 7% from the three months ended September 30, 2006 to the three months ended September 30, 2007. The net impact of purchase accounting adjustments recorded as a reduction to net revenue in the nine months ended September 30, 2006 and 2007 of $21 million and $6 million, respectively, drove $15 million of the increase in net revenue from our non-air and other business from the nine months ended September 30, 2006 to the nine months ended September 30, 2007. Excluding the impact of purchase accounting adjustments, net revenue of our non-air and other businesses increased 15% from the nine months ended September 30, 2006 to the nine months ended September 30, 2007.